Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Randgold Resources Limited
St. Helier, Jersey, Channel Islands
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated May 15, 2009, relating to the consolidated financial statements, the effectiveness of Randgold Resources Limited’s internal control over financial reporting, and schedule of Randgold Resources Limited appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2008.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Stoy Hayward LLP
London, United Kingdom
July 27, 2009